KKR REAL ESTATE SELECT TRUST INC.

c/o KKR Registered Advisor LLC

30 Hudson Yards

New York, New York 10001

If you do not want to sell your shares of common stock at this time, please disregard this notice.

This is simply a notification of the Fund’s repurchase offer.

March 17, 2023

Dear Stockholder:

This letter serves to inform you of important dates relating to a repurchase offer by KKR Real Estate Select Trust Inc. (the “Fund”). If you are not interested in tendering your shares of common stock in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on March 17, 2023 and end at 4:00 p.m., Eastern Time, on April 14, 2023. The purpose of the tender offer is to provide liquidity to stockholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail or fax to the Fund’s Transfer Agent, DST Asset Manager Solutions, Inc., Attention: KKR Real Estate Select Trust Inc., using one of the below options or to your financial advisor as instructed in the Letter of Transmittal:

Regular Mail - P.O. Box 219302, Kansas City MO 64121-9302

Overnight Mail - 430 W. 7th Street, Suite 219302, Kansas City, MO 64105-1407

Fax: (833) 674-0748

All Stockholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.

All tenders of Shares must be received in good order by the Fund’s Transfer Agent by 4:00 p.m., Eastern Time, on April 14, 2023.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (855) 844-8655.

Sincerely,

KKR Real Estate Select Trust Inc.

KKR REAL ESTATE SELECT TRUST INC.

c/o KKR Registered Advisor LLC

30 Hudson Yards

New York, New York 10001

FOR STOCKHOLDERS THROUGH MERRILL, LYNCH, PIERCE, FENNER & SMITH, INC. (“MERRILL”)

If you do not want to sell your shares of common stock at this time, please disregard this notice.

This is simply a notification of the Fund’s repurchase offer.

March 17, 2023

Dear Stockholder:

This letter serves to inform you of important dates relating to a repurchase offer by KKR Real Estate Select Trust Inc. (the “Fund”). If you are not interested in tendering your shares of common stock in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on March 17, 2023 and end at 4:00 p.m., Eastern Time, on April 14, 2023. The purpose of the tender offer is to provide liquidity to stockholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers. Because you hold your shares through Merrill, if you wish to tender a portion or all of your shares during this repurchase offer period, you must contact your investment professional and request to tender your shares no later than 11:59 pm Eastern Time on April 13, 2023 (the “Merrill Repurchase Deadline”) to allow for order processing. Merrill will tender your Shares to the Fund on your behalf. Do not submit repurchase requests directly to the Fund or its transfer agent as they will not be honored.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (855) 844-8655.

Sincerely,

KKR Real Estate Select Trust Inc.